Exhibit 99.1

News Release

Contact:	Layne Christensen Company
Jerry W. Fanska
Vice President Finance
913-677-6858

WEDNESDAY, OCTOBER 10, 2007

LAYNE CHRISTENSEN PRICES PUBLIC OFFERING OF COMMON STOCK

Layne Christensen Company (NASDAQ:LAYN) today announced that it has priced the public offering of 2,700,000 shares of its common stock at $54.50 per share.  Net proceeds of the offering, before expenses, are expected to be approximately $139.8 million, after deducting the underwriting discount and commissions.  Layne intends to use the net proceeds to reduce the outstanding balance on its credit facility and for general corporate purposes, as well as funding for possible acquisitions.  Layne expects the offering to close on October 15, 2007.

UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are serving as joint book-running managers for the offering.  J.P. Morgan Securities Inc., Morgan Joseph & Co. Inc., D.A. Davidson & Co. and BMO Capital Markets Corp. are serving as co-managers.  Layne has granted the underwriters an over-allotment option to purchase an additional 405,000 shares of common stock.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 9, 2007.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction.  The offering of these securities will be made only by means of a final prospectus, which may be obtained from UBS Securities LLC, Prospectus Department, 299 Park Ave., 8th Floor, New York, New York 10171, (212) 821-3400 and Merrill Lynch, Prospectus Department, Four World Financial Center, 250 Vesey Street, New York, New York 10080, (212) 449-8415.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements are those concerning the strategic plans, expectations and objectives for future operations and are generally indicated by words or phrases such as “anticipate,” “estimate,” “project,” “believe,” “intend”, “expect,” “plan” and similar words or phrases.  Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected.  These forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, wastewater, mineral and energy markets.